UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 22, 2010, we completed the acquisition of a three-property data center portfolio located in Massachusetts and Connecticut, which we refer to as the New England Portfolio, from Sentinel Properties – Needham, LLC, SP – Needham I, LLC, Sentinel Properties – Bedford LLC and Sentinel Properties – Trumbull, LLC, or, collectively, the Sellers. The purchase price, which was determined through negotiations between our operating partnership and the Sellers, was approximately $375.0 million, paid in cash funded with borrowings under our revolving credit facility. There are no material relationships between us and the Sellers.

The New England Portfolio comprises a total of approximately 550,290 square feet. The New England Portfolio consists of 55 Middlesex Turnpike, Bedford, Massachusetts and a 100% condominium interest that represents 87.5% of the square footage of 128 First Avenue, Needham, Massachusetts, both located in the Boston metropolitan statistical area, as well as 60-80 Merritt Boulevard, Trumbull, Connecticut. The New England Portfolio has been renovated to modern data center standards in the last four years.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Financial statements for the New England Portfolio will be filed by amendment as soon as practicable, but not later than 71 days from the date of this Current Report on Form 8-K.

(b) Pro forma financial information.

Pro forma financial information for the New England Portfolio will be filed by amendment as soon as practicable, but not later than 71 days from the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
General Counsel and Assistant Secretary

January 22, 2010